Exhibit 10.1

EXECUTION VERSION

Deutsche Bank

Deutsche Bank AG, London Branch
Winchester house
1 Great Winchester St, London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: 212-250-2500

Internal Reference: 776770

March 14, 2018

To:	Supernus Pharmaceuticals, Inc.
1550 East Gude Drive
Rockville, Maryland 20850
Attn: Gregory S. Patrick
Telephone: 301-838-2522

From:	Deutsche Bank AG, London Branch

Re:                                                                             Base Convertible Bond Hedge Transaction

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Deutsche Bank AG, London Branch (“Dealer”) and Supernus Pharmaceuticals, Inc. (“Counterparty”).  This communication constitutes a “Confirmation” as referred to in the ISDA 2002 Master Agreement specified below.

DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934.  DEUTSCHE BANK SECURITIES INC.  (“DBSI”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND

Chairman of the Supervisory Board: Paul Achleitner. Management Board: John Cryan (Chairman), Marcus Schenck, Christian Sewing, Kimberly Hammonds, Stuart Lewis, Sylvie Matherat, Nicolas Moreau, Garth Ritchie, Karl von Rohr, Werner Steinmüller.

Deutsche Bank AG is authorised under German Banking Law (competent authority: European Central Bank and the BaFin, Germany’s Federal Financial Supervisory Authority) and, in the United Kingdom, by the Prudential Regulation Authority. It is subject to supervision by the European Central Bank and by the BaFin, and is subject to limited regulation in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority.

Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany, Local Court of Frankfurt am Main, HRB No. 30 000; Branch Registration in England and Wales BR000005 and Registered Address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank AG, London Branch is a member of the London Stock Exchange. (Details about the extent of our authorisation and regulation in the United Kingdom are available on request or from www.db.com/en/content/eu_disclosures.htm)

RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG, LONDON BRANCH, AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

1.              This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.  Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of the closing date for the initial issuance of the Convertible Securities described below between Counterparty and Wilmington Trust, National Association as trustee (the “Indenture”) relating to the USD 350,000,000 principal amount of 0.625% convertible senior notes due 2023 (the “Initial Securities”) together with any 0.625% convertible senior notes due 2023 that may be issued pursuant to the Initial Purchasers’ option under the Purchase Agreement (as defined below) (the “Option Securities” and, together with the Base Convertible Securities, the “Convertible Securities”).  In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern.  For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed.  The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is, or the Convertible Securities are, amended, supplemented or modified following their execution, any such amendment, supplement or modification (other than a Merger Supplemental Indenture (as defined below)) will be disregarded for purposes of this Confirmation (other than as provided in Section 8(a) below) unless the parties agree otherwise in writing.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement (the “ISDA Form”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation and the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty with a “Threshold Amount” of USD 35 million and to Dealer with a “Threshold Amount” equal to 3% of the shareholders’ equity of Deutsche Bank AG as of the Trade Date; provided that (i) the words “, or becoming capable at such time of being declared,” shall be deleted from such Section 5(a)(vi), (ii) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (1) the default was caused solely by error or omission of an administrative or operational nature; (2) funds were available to enable the party to make the payment when due; and (3) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.” and (iii) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business).  For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein.  In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.  For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions.

2.              The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 14, 2018

Effective Date:	The closing date of the initial issuance of the Convertible Securities.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD 0.001 per share (Ticker Symbol: “SUPN”).

Number of Options:	The number of Initial Securities in denominations of USD 1,000 principal amount issued by Counterparty.

Applicable Percentage:	50%

Number of Shares:	As of any date, the product of (A) the Number of Options, (B) the Conversion Rate and (C) the Applicable Percentage.

Conversion Rate:	As of any date, the “Conversion Rate” (as defined in the Indenture) as of such date, but without regard to any adjustments to the “Conversion Rate” pursuant to Section 5.06 or 5.07 of the Indenture.

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date

Exchange:	The NASDAQ Global Market

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:

Each “Conversion Date”, as defined in the Indenture, occurring during the period from and excluding the Trade Date to and including the Expiration Date, for Convertible Securities, each in denominations of USD 1,000 principal amount, that are submitted for conversion on such Conversion Date in accordance with the terms of the Indenture (such Convertible Securities, the “Relevant Convertible Securities” for such Conversion Date).

Required Exercise on Conversion Dates:

On each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD 1,000 principal amount shall be automatically exercised.

Expiration Date:	The second “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture).

Automatic Exercise:

As provided above under “Required Exercise on Conversion Dates”; provided that if Counterparty has not delivered to Dealer a related Notice of Exercise, then in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any surrender of a Convertible Security for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of conversion of such Convertible Security pursuant to Section 5.08 of the Indenture.

Exercise Notice Deadline:

In respect of any exercise of Options hereunder on any Conversion Date, the Exchange Business Day prior to the first “Scheduled Trading Day” of the “Observation Period” (each as defined in the Indenture) relating to the Convertible Securities converted on the Conversion Date (or, if different, the first “Scheduled Trading Day” (as defined in the Indenture) of the “Observation Period” that is deemed to apply hereunder in respect of such Convertible Securities pursuant to “Convertible Security Settlement Method” below) occurring in respect of the relevant Exercise Date; provided that, in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the period starting on and including the 45th “Scheduled Trading Day” preceding the “Maturity Date” (each as defined in the Indenture) (the “Final Conversion Period Start Date”) and ending on and including the second “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture) (the “Final Conversion Period”), the Exercise Notice Deadline shall be the Scheduled Trading Day immediately preceding the Maturity Date.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 5:00 P.M., New York City time, on the Exercise Notice Deadline in respect of such exercise of (i) the number of Options being exercised on the relevant Exercise Date, (ii) the scheduled settlement date under the Indenture for the Relevant Convertible Securities converted on the Conversion Date corresponding to such Exercise Date, (iii) whether such Relevant Convertible Securities will be settled by Counterparty by delivery of cash, Shares or a combination of cash and Shares and, if such a combination, the “Specified Dollar Amount” (as defined in the Indenture) and (iv) if applicable, the first “Scheduled Trading Day” of the “Observation Period” (each as defined in the Indenture); provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the Final Conversion Period, the contents of such notice shall be solely as set forth in clause (i) above, and Counterparty may provide Dealer with a single notice is respect of all Options exercised during such period. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Securities. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that notwithstanding the foregoing, such notice (and the related exercise of Options) in connection with any conversion of Relevant Convertible Securities prior to the Final Conversion Period shall be effective if given after the Exercise Notice Deadline, but prior to 5:00 P.M., New York City time, on the fifth Exchange Business Day following the Exercise Notice Deadline, in which event the Calculation Agent shall have the right to adjust, in a commercially reasonable manner, the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Exercise Notice Deadline.

Notice of Convertible Security Settlement Method:

Counterparty shall notify Dealer in writing before 5:00 P.M., New York City time, on the 85th “Scheduled Trading Day” preceding the “Maturity Date” (each as defined in the Indenture) of the irrevocable election by the Counterparty, in accordance with Section 5.03(A) of the Indenture, of the settlement method and, if applicable, the “Specified Dollar Amount” (as defined in the Indenture) applicable to Relevant Convertible Securities with a Conversion Date occurring on or after the 85th “Scheduled Trading Day” preceding the “Maturity Date” and ending on and including the second “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture) (the “Free Convertibility Period”). If Counterparty fails timely to provide such notice, Counterparty shall be deemed to have notified Dealer of combination settlement with a “Specified Dollar Amount” (as defined in the Indenture) of USD 1,000 for all conversions occurring during the Free Convertibility Period. Counterparty agrees that it shall settle any Relevant Convertible Securities with a Conversion Date occurring during the Free Convertibility Period in the same manner as provided in the Notice of Convertible Security Settlement Method it provides or is deemed to have provided hereunder.

Settlement Terms:

Settlement Date:

In respect of an Exercise Date occurring in respect of a Conversion Date, the settlement date for the cash and/or Shares (if any) to be delivered in respect of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 5.03(C) of the Indenture; provided that the Settlement Date will not be prior to the later of (i) the date that is one Settlement Cycle following the final day of the relevant “Observation Period”, as defined in the Indenture (or, if different, the final day of the relevant “Observation Period” that is deemed to apply hereunder in respect of such Convertible Securities pursuant to “Convertible Security Settlement Method” below) and (ii) the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 5:00 P.M., New York City time.

Delivery Obligation:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date occurring in respect of a Conversion Date, Dealer will deliver to Counterparty, on the related Settlement Date, a number of Shares and/or amount of cash in USD equal to the Applicable Percentage of the aggregate number of Shares, if any, that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 5.03 of the Indenture and/or the Applicable Percentage of the aggregate amount of cash, if any, in excess of USD 1,000 per Convertible Security (in denominations of USD 1,000) that Counterparty would be obligated to deliver to holder(s) pursuant to Section 5.03 of the Indenture, as determined by the Calculation Agent by reference to such Section of the Indenture (except that such aggregate number of Shares shall be determined without taking into consideration any rounding pursuant to Section 5.03(B)(ii) of the Indenture and shall be rounded down to the nearest whole number) and cash in lieu of fractional Shares, if any, eliminated by such rounding, determined as if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Convertible Security Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Convertible Securities (the “Convertible Obligation”); provided that such obligation shall be determined (i) excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a result of any adjustments to the Conversion Rate pursuant to Section 5.06 or 5.07 of the Indenture, except as set forth in the immediately following proviso, and (ii) without regard to the election, if any, by Counterparty to adjust the Conversion Rate (in the case of this clause (ii), other than, for the avoidance of doubt, any adjustment pursuant to the Indenture in respect of an Adjustment Event in respect of which a corresponding adjustment is made in respect of the Transaction under “Method of Adjustment” below) (and, for the avoidance of doubt, the Delivery Obligation shall not include any interest payment on the Relevant Convertible Securities that the Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date); and provided further that if such exercise relates to the conversion of Relevant Convertible Securities in connection with which additional Shares would be added to the Conversion Rate pursuant to the adjustment set forth in Section 5.07 of the Indenture, then, notwithstanding the foregoing or anything to the contrary contained under “Conversion Rate” above, “Consequences of Merger Events” below or elsewhere herein, the Delivery Obligation shall be calculated as if the Conversion Rate included such additional Shares (as determined by the Calculation Agent by reference to such Section of the Indenture), except that the Delivery Obligation shall be capped so that the value of the Delivery Obligation (with the value of any Shares included in the Delivery Obligation determined by the Calculation Agent using the VWAP Price on the last day of the relevant “Observation Period” (or, if different, the last day of the relevant “Observation Period” that is deemed to apply hereunder in respect of such Convertible Securities pursuant to “Convertible Security Settlement Method” below)) does not exceed the amount as determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount (x) the Number of Options shall be deemed to be equal to the number of Options exercised on such Exercise Date and (y) such amount payable will be determined as if Section 5.07 of the Indenture were deleted) were the sole Affected Transaction and Counterparty were the sole Affected Party (determined without regard to Section 8(b) of this

Confirmation). Notwithstanding the foregoing, and in addition to the cap described in the further proviso to the preceding sentence, in all events the Delivery Obligation shall be capped so that the value of the Delivery Obligation does not exceed the Applicable Percentage of the value of the Convertible Obligation (with the Convertible Obligation determined based on the actual settlement method elected by Counterparty with respect to such Relevant Convertible Securities instead of the Convertible Security Settlement Method and with the value of any Shares included in either the Delivery Obligation or such Convertible Obligation determined by the Calculation Agent using the VWAP Price on the last day of the relevant “Observation Period” (or with respect to the Delivery Obligation, if different, the last day of the relevant “Observation Period” that is deemed to apply hereunder in respect of such Convertible Securities pursuant to “Convertible Security Settlement Method” below)).

Convertible Security Settlement Method:

For any Relevant Convertible Securities, if Counterparty has notified Dealer in the related Notice of Exercise (or in the Notice of Convertible Security Settlement Method, as the case may be) that (x) it has elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities in cash or in a combination of cash and Shares in accordance with Section 5.03(A) of the Indenture (a “Cash Election”) with a “Specified Dollar Amount” (as defined in the Indenture) of at least USD 1,000 or (y) it has elected (or is deemed to have elected) for such Relevant Convertible Securities to be settled in a combination of cash and Shares with a “Specified Dollar Amount” (as defined in the Indenture) of USD 1,000 in accordance with Section  5.03(A)(iv) of the Indenture, in either case, the Convertible Security Settlement Method shall be the settlement method actually so elected (in the case of the immediately preceding clause (x)) or so deemed to be elected (in the case of the immediately preceding clause (y)) by Counterparty in respect of such Relevant Convertible Securities; otherwise, the Convertible Security Settlement Method shall (i) be determined as if Counterparty had made a Cash Election with respect to such Relevant Convertible Securities with a “Specified Dollar Amount” (as defined in the Indenture) of USD 1,000 per Relevant Convertible Security and (ii) be calculated as if the relevant “Observation Period” (as defined in the Indenture) pursuant to Section 5.03(B) of the Indenture consisted of 80 Trading Days commencing on (x) the third “VWAP Trading Day” (as defined in the Indenture) after the Conversion Date for conversions occurring prior to the Free Convertibility Period or (y) the 82nd “Scheduled Trading Day” prior to the “Maturity Date” (each as defined in the Indenture) for conversions occurring on or after the 85th “Scheduled Trading Day” prior to the “Maturity Date” (each as defined in the Indenture).

Notice of Delivery Obligation:

No later than the Scheduled Trading Day immediately following the last day of the relevant “Observation Period”, as defined in the Indenture, Counterparty shall give Dealer notice of the final number of Shares and/or cash comprising the Convertible Obligation and the scheduled settlement date with respect thereto; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of an aggregate number of Shares and/or cash comprising the Convertible Obligations for all Exercise Dates occurring in such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Notice of Convertible Security Settlement Method or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:

To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 1.27, 9.1(c), 9.8, 9.9 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Restricted Certificated Shares:

Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Method of Adjustment:

Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions (and in lieu of the adjustments set forth therein), upon the occurrence of any event or condition set forth in any Dilution Adjustment Provision that the Calculation Agent determines would result in an adjustment under the Indenture by reference to such provisions thereof (any such event or condition, an “Adjustment Event”), the Calculation Agent shall make a corresponding adjustment in a commercially reasonable manner to any one or more of the strike price, Number of Options and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction, subject to “Discretionary Adjustments” below.

For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder in respect of, and no adjustment shall be made to the terms of the Transaction on account of, (x) any distribution of cash, property or securities by Counterparty to holders of the Convertible Securities (upon conversion or otherwise) or (y) any other transaction in which holders of the Convertible Securities are entitled to participate, in each case, in lieu of an adjustment under the Indenture in respect of an Adjustment Event (including, without limitation, pursuant to the proviso in the first paragraph of Section 5.05(A)(iii) of the Indenture or the proviso in the first paragraph of Section 5.05(A)(iii) of the Indenture).

Discretionary Adjustments:	Notwithstanding anything to the contrary herein or in the Equity Definitions:

i.      if the Calculation Agent in good faith disagrees with any adjustment under the Indenture that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 5.05(G)of the Indenture or pursuant to Section 5.08(A)of the Indenture or any supplemental indenture entered into thereunder pursuant to Section 5.08(A) of the Indenture (a “Merger Supplemental Indenture”) or the determination of the fair value of any securities, property, rights or other assets), then in each such case the Calculation Agent will determine the adjustment to be made to any one or more of the strike price, Number of Options and any other variable relevant to the exercise, settlement, or payment for the Transaction in a commercially reasonable manner; provided that, notwithstanding the foregoing, if any Adjustment Event occurs during the relevant “Observation Period” (as defined in the Indenture) but no adjustment was made to any Convertible Security under the Indenture because the relevant holder(s) of the Convertible Security was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make a commercially reasonable adjustment, as determined by it, to the terms hereof in order to account for such Adjustment Event.

ii.     in connection with any Adjustment Event as a result of an event or condition set forth in Section 5.05(A)(ii)of the Indenture or Section 5.05(A)(iii)of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 5.05(A)(ii) of the Indenture) or “SP” (as such term is used in Section 5.05(A)(iii) of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Adjustment Event, then the Calculation Agent shall have the right to adjust, in good faith and in a commercially reasonable manner, taking into account the terms of the Indenture, any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable expenses incurred by Dealer in connection with its hedging activities as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

iii.    if any Adjustment Event is declared and (a) the event or condition giving rise to such Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Conversion Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Conversion Rate” (as defined in the Indenture) is adjusted as a result of such Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), an “Adjustment Event Change”) then, in each case, the Calculation Agent shall have the right to adjust, in good faith and in a commercially reasonable manner, taking into account the terms of the Indenture, any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable expenses incurred by Dealer in connection with its hedging activities as a result of such Adjustment Event Change.

Dilution Adjustment Provisions:	Sections 5.05(A)(i), (ii), (iii), (iv) and (v) and Section 5.05(G)of the Indenture.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 5.08(A) of the Indenture.

Consequences of Merger Events:

Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event that the Calculation Agent determines by reference to Section 5.08(A) of the Indenture would result in an adjustment under the Indenture, the Calculation Agent shall make a corresponding adjustment in a commercially reasonable manner to the terms relevant to the exercise, settlement, payment or other terms of the Transaction, subject to “Discretionary Adjustments” above; provided that such adjustment shall be made without regard to (i) any adjustment to the Conversion Rate pursuant to Section 5.06 or 5.07 of the Indenture and (ii) the election, if any, by Counterparty to adjust the Conversion Rate (in the case of this clause (ii), other than, for the avoidance of doubt, any adjustment pursuant to the Indenture in respect of an Adjustment Event in respect of which a corresponding adjustment is made in respect of the Transaction under “Method of Adjustment” above); and provided further that the Calculation Agent may limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction to Dealer (taking into account a commercially reasonable hedge position) is not adversely affected as a result of such adjustment; and provided further that if, with respect to a Merger Event, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares (or depositary receipts evidencing interests in shares) of an entity or person that is not a corporation organized under the laws of the United States, any State thereof or the District of Columbia or (ii) Counterparty following such Merger Event will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia or will not be the Issuer following such Merger Event, Dealer may elect in its sole discretion that Cancellation and Payment (Calculation Agent Determination) shall apply.

Notice of Merger Consideration:

Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but, in any event prior to the effective time of such Merger Event) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration to be received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election or, if no holders of Shares affirmatively make such an election, the types and amounts of consideration actually received by holders of Shares and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (x) adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof, (y) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof and (z) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, Dealer

Determining Party:	For all applicable Extraordinary Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.              Calculation Agent:                  Dealer; provided that, notwithstanding anything to the contrary, all determinations, adjustments and calculations performed by Dealer in its capacity as Calculation Agent, as well as any determinations, adjustments or calculations by Dealer in any other capacity, pursuant to this Confirmation, the Agreement and the Equity Definitions shall be made in good faith and in a commercially reasonable manner based on commercially reasonable inputs.  In the event the Calculation Agent or Dealer makes any calculation, adjustment or determination pursuant to this Confirmation, the Agreement or the Equity Definitions, the Calculation Agent or Dealer shall, upon written request from Counterparty, commercially reasonably promptly provide an explanation in reasonable detail of the basis for any such determination, adjustment or calculation (including any quotations, market data or information from external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Calculation Agent’s or Dealer’s proprietary models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information); provided that following the occurrence of an event described under Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five (5) Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate an independent, nationally recognized third-party dealer in the over-the-counter corporate equity derivatives to act as the Calculation Agent over the period during which such Event of Default has occurred and is continuing, and the parties hereto shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.  For the avoidance of doubt, to the extent of any such adjustments or amendments to the terms of this Confirmation or the Transaction, the Confirmation and Transaction shall retain (i) contingencies to exercise that are not an observable market, other than the market for the Counterparty’s stock (or the Share Termination Delivery Units, as applicable) or an observable index, other than an index calculated or measured solely by reference to the Counterparty’s own operations (or the issuer of the Share Termination Delivery Units’ own operations, as applicable), (ii) the commercially reasonable nature of adjustments permitted to the Transaction (such as to consider changes in volatility, expected dividends, stock price, strike price, stock loan rate or liquidity relevant to the Shares (or the Share Termination Delivery Units, as applicable), other commercially reasonable option pricing inputs and the ability to maintain a commercially reasonable hedge position relating to the underlying shares) and (iii) settlement in Shares (or the Share Termination Delivery Units, as applicable) as the default settlement method (subject to Counterparty’s ability to elect otherwise subject to certain conditions) or as a settlement method that may be elected subject to certain conditions, as applicable, pursuant to “Convertible Security Settlement Method” above and Section 8(b) below.

4. Account Details:

Dealer Payment Instructions:	To be provided by Dealer.

Counterparty Payment Instructions:	To be provided by Counterparty.

5. Offices:

The Office of Dealer for the Transaction is: London

The Office of Counterparty for the Transaction is: Not applicable

6. Notices: For purposes of this Confirmation:

Address for notices or communications to Counterparty:

To:	Supernus Pharmaceuticals, Inc.
1550 East Gude Drive
Rockville, Maryland 20850
Attn:	Gregory S. Patrick

Telephone:	301-838-2522
Email:	gpatrick@supernus.com

Address for notices or communications to Dealer:

Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Attention:	Andrew Yaeger
Telephone:	212-250-2717
Email:	Andrew.Yaeger@db.com

With a copy to:
(same address as above)
Attention:	Faiz Khan
Telephone:	212-250-0668
Email:	Faiz.Khan@db.com

7.              Representations, Warranties and Agreements:

(a)                                 In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)                                     On the Trade Date and any date on which Counterparty makes an election hereunder, (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares and (B) Counterparty’s  most recent Annual Report on Form 10-K, taken together with all reports and other documents subsequently filed by it with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents) do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)                                  (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, in each case other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(iii)                               On the Trade Date, neither Counterparty nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(iv)                              Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(v)                                 As of the Trade Date (or at any time during the ten business day period immediately preceding the Trade Date), Counterparty and its affiliates have not announced or been engaged in an “issuer tender offer” as such term is defined in Rule 13e-4 under the Exchange Act, nor is it aware of any third party tender offer with respect to the Shares within the meaning of Rule 13e-1 under the Exchange Act.

(vi)                              On or prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors or a duly authorized committee thereof authorizing the Transaction.

(vii)                           Counterparty is not entering into this Confirmation nor making any election hereunder or under the Convertible Securities to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii)                        Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix)                              On each of the Trade Date and the Premium Payment Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares hereunder in compliance with the laws of the jurisdiction of its incorporation.

(x)                                 To Counterparty’s knowledge, other than general provisions of the Delaware General Corporation Law, no state or local (including non-U.S. jurisdictions) or non-U.S. federal law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(xi)                              [RESERVED].

(xii)                           Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(b)                                 Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c)                                  Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof.  Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d)                                 Counterparty agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code.  The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is  a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “termination value, payment amount, or other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e)                                  Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and Section 7(a)(viii) hereof.

8.  Other Provisions:

(a)                                 Additional Termination Events.

(i) The occurrence of (x) an “Event of Default” with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 7.01 of the Indenture that has resulted in the principal and the interest with respect to the Convertible Securities becoming immediately due and payable or (y) an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement (except that, in the case of an Additional Termination Event described in clause (x) above, Dealer shall designate an Early Termination Date pursuant to Section 6(b) of the Agreement no later than the date on or as promptly as commercially reasonably practicable after the date Dealer receives notice of the acceleration of such Convertible Securities (unless otherwise agreed by the parties)).

“Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion rate, conversion rate adjustment provisions, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend, in each case without the consent of Dealer, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, neither the application of the conversion rate adjustment provisions of the Indenture nor the entry into a Merger Supplemental Indenture shall constitute an Amendment Event.

(ii) Promptly following, but in no event later than the fifth Scheduled Trading Day after, any Repayment Event, Counterparty shall notify Dealer in writing of such Repayment Event and the aggregate principal amount of Convertible Securities subject to such Repayment Event (any such notice, a “Repayment Notice”). Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of any Repayment Notice, within the applicable time period set forth in the preceding sentence, shall constitute an Additional Termination Event as provided in this Section 8(a)(ii).  Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice (which Exchange Business Day shall be on or as promptly as commercially reasonably practicable after the date of receipt of the Repayment Notice) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) the aggregate principal amount of Convertible Securities specified in such Repayment Notice, divided by USD 1,000, and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options.  Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction.  Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of any action taken by Counterparty in respect of a repurchase or cancellation of Convertible Securities, including, without limitation, the delivery of a Repayment Notice.  Counterparty acknowledges and agrees that any Convertible Securities subject to a Repayment Event will be cancelled in accordance with the applicable provisions of the Indenture and, except for any obligation arising under this Section 8(a)(ii) in respect thereof, will be disregarded and no longer outstanding for all purposes hereunder (including for the calculation of any amount in respect of any termination or cancellation of the Transaction under the Agreement, the Equity Definitions or otherwise). “Repayment Event” means the occurrence of (i) any repurchase by Counterparty or any of its subsidiaries of Convertible Securities (whether in connection with or as a result of a “fundamental change”, howsoever defined, or for any other reason), (ii) any Convertible Securities are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of such party (howsoever described), (iii) the repayment of any principal of any of the Convertible Securities prior to the final maturity date of the Convertible Securities (for any reason other than as a result of an acceleration of the Convertible Securities that results in an Additional Termination Event pursuant to the preceding Section 8(a)(i)), or (iv) any Convertible Securities are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its subsidiaries (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any conversion of Convertible Securities pursuant to the terms of the Indenture shall not constitute a Repayment Event.

(b)                                 Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the relevant merger date, Announcement Date, Early Termination Date or  date of cancellation or termination in respect of another Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event (i) of an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash,  (ii) of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party or an Extraordinary Event, which Event of Default, Termination Event or Extraordinary Event resulted from an event or events within Counterparty’s control. Counterparty shall be deemed to remake the representation set forth in Section 7(a)(i) as of the date it makes such election.  Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of another Extraordinary Event, as applicable:

Share Termination Alternative:

If applicable, means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date or dates as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 1.27, 9.8, 9.9 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(c)                                  Disposition of Hedge Shares.  Counterparty hereby agrees that if, in the good faith  reasonable judgment of Dealer, any Shares (the “Hedge Shares”) acquired by Dealer or any of its affiliates (Dealer and its affiliates collectively for purposes of this Section 8(c) only, “Dealer”) for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering of similar size, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, of similar size (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities of similar size and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of similar size; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts as may be commercially reasonably requested by Dealer.  “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg Screen SUPN <Equity> VWAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

(d)                                 Amendment to Equity Definitions.  The following amendment shall be made to the Equity Definitions:

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA 2002 Master Agreement with respect to that Issuer.”

(e)                                  Repurchase and Conversion Rate Adjustment Notices.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares or consummates or otherwise executes or engages in any transaction or event (a “Conversion Rate Adjustment Event”) that would reasonably be expected to lead to an increase in the Conversion Rate (as such term is defined in the Indenture), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Conversion Rate

Adjustment Event, the Notice Percentage as determined on the date of such Repurchase Notice is (i) equal to or greater than 4.5% (in the case of the first such Repurchase Notice) or (ii) greater by 0.5%  than the Notice Percentage included in the immediately preceding Repurchase Notice, and, if such repurchase or Conversion Rate Adjustment Event, or the intention to effect the same, would constitute material non-public information with respect to Counterparty or the Shares, Counterparty shall make public disclosure thereof at or prior to delivery of such Repurchase Notice.  The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares plus the number of Shares underlying any other call options sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day.  In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty.  This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(f)                                   Transfer and Assignment.  Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed.  For the avoidance of doubt, Dealer may condition its consent on any of the following, without limitation: (i) the receipt by Dealer of opinions and documents reasonably satisfactory to Dealer in connection with such assignment, (ii) such assignment being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer, (iii) Counterparty continuing to be obligated to provide notices hereunder relating to the Convertible Securities and continuing to be obligated with respect to “Disposition of Hedge Shares” and “Repurchase and Conversion Rate Adjustment Notices” above, (iv) payment by Counterparty of all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such assignment, (v) Dealer not being obliged, as a result of such assignment, to pay the assignee on any payment date, an amount greater than Dealer would have been required to pay in the absence of such assignment, (vi) no Event of Default, Potential Event of Default or Termination Event existing or occurring as a result of such assignment, (vii) the assignee being a United States person (as defined in the Code (as defined below)) and (viii) Counterparty causing the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that the results described in clauses (v) and (vi) will not occur upon or after such transfer.  In addition, Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder and under the Agreement, in whole or in part, to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment or (2) whose obligations hereunder will be fully and unconditionally guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Deutsche Bank AG; provided that it shall be a condition to a transfer or assignment by Dealer without Counterparty’s consent that (x) as of the date of such transfer or assignment, and giving effect thereto, Counterparty will not be required (or, as determined by Dealer in good faith, reasonably expected) to pay the transferee, assignee or Dealer on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment, (y) as of the date of such transfer or assignment, and giving effect thereto, the transferee or assignee will not be required to withhold or deduct on account of Tax from any payments under the Agreement or will be required to gross up for such Tax under Section 2(d)(i)(4) of the Agreement and (z) no Event of Default, Potential Event of Default or Termination Event existing or occurring as a result of such assignment or transfer.  At any time at which any Excess Ownership Position exists, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess

Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (i) the Equity Percentage exceeds 8.0%, (ii) Dealer or any “affiliate” or “associate” of Dealer would own in excess of 14.0% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law or (iii) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local (including non-U.S.) laws, regulations, regulatory orders or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a local, state, federal or non-U.S. regulator) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under Applicable Laws, as determined by Dealer in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination.  The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”), beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Shares outstanding on such day.

(g)                                  Staggered Settlement.  Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i)                                     in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “Observation Period”, as defined in the Indenture) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii)                                  the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(h)                                 Right to Extend.  Dealer may postpone or add, in whole or, other than in the event Dealer determines in good faith that such extension or addition resulted solely pursuant to the circumstances set forth in clause (ii)(y) below and solely with respect to voluntarily adopted policies and procedures, in part, any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments in a commercially reasonable manner to the Delivery Obligation), if Dealer determines, in its good faith, reasonable discretion (based, in the case of clause (ii) below, on the advice of counsel), that such extension is reasonably necessary or appropriate (i) to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market (but only if Dealer determines that there is a material decrease in liquidity relative to Dealer’s expectations as of the Trade Date) or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in order to maintain, establish or unwind a commercially reasonable Hedge Position in connection with the Transaction, in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance (x) with applicable legal, regulatory or self-regulatory requirements, or (y) with related policies and procedures applicable to Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) provided that such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner.

(i)                                     Adjustments.  For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position, and taking into account the requirements under “Calculation Agent” above.

(j)                                    Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(k)                                 Designation by Dealer.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

(l)                                     No Netting and Set-off.  Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(m)                             Equity Rights.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.  For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(n)                                 Early Unwind.  In the event the sale by Counterparty of the Initial Securities is not consummated with the Initial Purchasers pursuant to the Purchase Agreement (the “Purchase Agreement”) dated as of March 14, 2018  between Counterparty and Dealer, as representative of the Initial Purchasers party thereto (the “Initial Purchaser”) for any reason by 9:00 A.M. (New York City time) on the third business day after the Trade Date (or such later date as agreed upon by the parties, which in no event shall be later than ten business days after such third business day) (such third business day or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date, and the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated.   Following such termination and cancellation, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.  Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(o)                                 Wall Street Transparency and Accountability Act of 2010.  The parties hereby agree that none of (v) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (w) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (x) the enactment of WSTAA or any regulation under the WSTAA, (y) any requirement under WSTAA nor (z) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position or Illegality (as defined in the Agreement)).

(p)                                 Tax Matters

(i)                                     Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act.  “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii)                                  HIRE Act.  “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder.

(iii)                               Tax documentation. Counterparty shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect.  Additionally, Counterparty shall, promptly upon request by Dealer, provide such other tax forms and documents requested by Dealer.

(iv)                              Tax Representations.  Counterparty is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Delaware.  Counterparty is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii).

(q)                                 Waiver of Trial by Jury.  EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(r)                                    Governing Law; Jurisdiction.  THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(s)                                   Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)                                     promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of (x) the weighted average of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such Merger Event or (y) if no holders of Shares affirmatively make such election, the types and amounts of consideration actually received by holders of Shares (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)                                  (A) Counterparty shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Convertible Securities in connection with any Adjustment Event (other than in respect of the Dilution Adjustment Provision set forth in Section 5.05(A)(ii)of the Indenture) or Merger Event and (B) promptly following any such adjustment, Counterparty shall give Dealer written notice of the details of such adjustment.

(t)                                    [Reserved].

(u)                                 ISDA 2013 EMIR Protocol. The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment.  In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 8(u) (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to this Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement.  For the purposes of this Section 8(u):

(a)                                 Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity;

(b)                                 Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.

(c)                                  The Local Business Days for such purposes in relation to Dealer are New York, London, Frankfurt, Tokyo and Singapore and in relation to Counterparty are New York;

(d)                                 The provisions in this paragraph shall survive the termination of this Transaction.

(e)                                  The following are the applicable email addresses.

Portfolio Data:	Dealer: collateral.disputes@db.com

Counterparty: gpatrick@supernus.com

Notice of discrepancy:	Dealer: collateral.disputes@db.com

Counterparty: gpatrick@supernus.com

Dispute Notice:	Dealer: collateral.disputes@db.com

Counterparty: gpatrick@supernus.com

(v)                                 NFC Representation Protocol.

(i)             the parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol.  In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 2 (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to this Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement; and

(ii)          Counterparty confirms that it enters into this Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol).  Counterparty shall promptly notify Dealer of any change to its status as a party making the NFC Representation.

(w)                               Transaction Reporting — Consent for Disclosure of Information. Notwithstanding anything to the contrary herein or in the Agreement or any non-disclosure, confidentiality or other agreements entered into between the parties from time to time, each party hereby consents to the Disclosure of information (the “Reporting Consent”):

1.                                      to the extent required by, or necessary in order to comply with, any applicable law, rule or regulation which mandates Disclosure of transaction and similar information or to the extent required by, or necessary in order to comply with, any order, request or directive regarding Disclosure of transaction and similar information issued by any relevant authority or body or agency (“Reporting Requirements”); or

2.                                      to and between the other party’s head office, branches or affiliates; to any person, agent, third party or entity who provides services to such other party or its head office, branches or affiliates; to a Market; or to any trade data repository or any systems or services operated by any trade repository or Market, in each case, in connection with such Reporting Requirements.

“Disclosure” means disclosure, reporting, retention, or any action similar or analogous to any of the aforementioned.

“Market” means any exchange, regulated market, clearing house, central clearing counterparty or multilateral trading facility.

Disclosures made pursuant to this Reporting Consent may include, without limitation, Disclosure of information relating to disputes over transactions between the parties, a party’s identity, and certain transaction and pricing data and may result in such information becoming available to the public or recipients in a jurisdiction which may have a different level of protection for personal data from that of the relevant party’s home jurisdiction.

This Reporting Consent shall be deemed to constitute an agreement between the parties with respect to Disclosure in general and shall survive the termination of this Confirmation. No amendment to or termination of this Reporting Consent shall be effective unless such amendment or termination is made in writing between the parties and specifically refers to this Reporting Consent.

(x)                                 Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBSI.  In addition, all notices, demands and communications of any kind relating to the Transaction between Deutsche and Counterparty shall be transmitted exclusively through DBSI.

(y)                                 Resolution Stay Protocol. Subject to the below, the provisions set out in the Attachment to the ISDA 2015 Universal Resolution Stay Protocol as published by the International Swaps and Derivatives Association on 4 November 2015 (“Protocol”), and any additional Country Annex that has been published from time to time and to which Counterparty has adhered  are, mutadis mutandis, incorporated by reference, into this Agreement as though such provisions and definitions were set out in full herein, with any such conforming changes as are necessary to deal with what would otherwise be inappropriate or incorrect cross-references. References in the Protocol:

(1) the “Adhering Party” shall be deemed to be references to the parties to this Agreement;

(2) the “Adherence Letter” shall be deemed to be references to this Agreement;

(3) the “Implementation Date” shall be deemed to be references to the date of this Agreement; and

(4) this Agreement shall be deemed a “Covered Agreement.”

[Signature Page Follows]

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Dealer is authorised for the conduct of certain activities by the Prudential Regulation Authority. It is subject to limited regulation by the Financial Conduct Authority and by the Prudential Regulation Authority.

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Lars Kestner
Name:	Lars Kestner
Title:	Attorney in Fact

By:	/s/ John Arnone
Name:	John Arnone
Title:	Attorney in Fact

DEUTSCHE BANK SECURITIES INC.,
acting solely as Agent in connection with the Transaction

By:	/s/ Lars Kestner
Name:	Lars Kestner
Title:	Managing Director

By:	/s/ John Arnone
Name:	John Arnone
Title:	Managing Director

Agreed and Accepted By:

SUPERPUS PHARMACEUTICALS, INC.

		By:	/s/ Jack A. Khattar
		Name:	Jack A. Khattar
		Title:	President & CEO

Chairman of the Supervisory Board: Paul Achleitner. Management Board: John Cryan (Chairman), Marcus Schenck, Christian Sewing, Kimberly Hammonds, Stuart Lewis, Sylvie Matherat, Nicolas Moreau, Garth Ritchie, Karl von Rohr, Werner Steinmüller.

Deutsche Bank AG is authorised under German Banking Law (competent authority: European Central Bank and the BaFin, Germany’s Federal Financial Supervisory Authority) and, in the United Kingdom, by the Prudential Regulation Authority. It is subject to supervision by the European Central Bank and by the BaFin, and is subject to limited regulation in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority.

Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany, Local Court of Frankfurt am Main, HRB No. 30 000; Branch Registration in England and Wales BR000005 and Registered Address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank AG, London Branch is a member of the London Stock Exchange. (Details about the extent of our authorisation and regulation in the United Kingdom are available on request or from www.db.com/en/content/eu_disclosures.htm)

[Signature Page to Base Bond Hedge Confirmation]

Annex A

Premium:                                           USD 40,390,000.